Exhibit 10.3

ENGAGEMENT LETTER

May 30, 2013

Benjamin & Jerold Brokerage LLC
80 Broad Street, Suite 526
New York, NY 10004

Re:	BioTime, Inc.
Registered Direct Offering of Common Shares and Warrants

Gentlemen:

BioTime, Inc. (“BioTime”) plans to offer to selected investors an opportunity to purchase BioTime common shares, no par value (“Shares”) and common share purchase warrants (“Warrants”) in “units” consisting of one Share and one-quarter of a Warrant per unit.  The purchase price per unit is expected to be $4.155.  The units will be offered in a “registered direct” offering under the Securities Act of 1933, as amended, through our shelf registration statement on Form S-3.  BioTime agrees to pay to you a fee in the amount of 5% of the total purchase price of any units purchased in the offering by your client Delaware Street Capital LLC; provided, that (a) a fee will be paid to you only upon the closing of the sale of the units to your client and will be based on the amount of their investment accepted by BioTime, (b) an investment by your client is subject to their execution of a Stock and Warrant Purchase Agreement in the form approved by BioTime for the offering, and (c) BioTime reserves the right, in its sole discretion, to accept, reject, or limit the investment by your client.

If the foregoing is acceptable to you, please sign below in the place provided.

BioTime, Inc.

s/Robert W. Peabody
Robert W. Peabody,
Chief Financial Officer

ACCEPTED AND AGREED:

Benjamin & Jerold Brokerage LLC

By:	s/David Hanna

Title:	President